FUND ACCOUNTING SERVICE AGREEMENT


     AGREEMENT made as of the 1st day of September 2001 by and between Rochdale Investment Trust (the "Trust"), a Delaware business trust and ICA Fund Services Corp., a Delaware corporation ("ICA").

     WHEREAS, the Trust is an open-end management series investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, ICA provides certain transfer agency services to the Trust pursuant to an agreement dated August 13, 2001, and also provides certain administration services to the Trust pursuant to an agreement dated June 28th 1998; and

     WHEREAS, the Trust desires to have ICA perform for the Trust certain additional services appropriate to the operations of each of the investment portfolios of the Trust, all as now or hereinafter established (each a" Fund" and collectively, the "Funds"), and ICA is willing to furnish such services in accordance with the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Trust and ICA hereby agree as follows:

1. TERMS OF APPOINTMENT; DUTIES OF ICA

     1.01. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints ICA, and ICA agrees to act, as accounting agent for the Funds.

     1.02. ICA will perform the following services for the Fund:

          (a) Maintenance of Books and Records. ICA will keep and maintain the following books and records of each Fund pursuant to Rule 31 a-i under the Investment Company Act of 1940 (the "Rule"):

               (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

               (ii) General  and  auxiliary   ledgers   reflecting   all  asset,
                    liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

               (iii)Separate ledger accounts  required by subsection  (b)(2)(ii)
                    and (iii) of the Rule; and

               (iv) A monthly  trial  balance  of all  ledger  accounts  (except shareholder accounts) as required by subsection (b)(8) of the Rule.

          (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, ICA shall perform the following accounting services daily for each Fund:

               (i) Timely calculate (in accordance with the methods specified by the Board of Trustees) and transmit to the Trust, its transfer agent and, if applicable, to NASDAQ or any other market center or similar consolidator of quotation information for which reporting may become required during the term of this agreement by any governmental or regulatory agency, the Fund's daily net asset value;

               (ii) Verify and  reconcile  with the Fund's  custodian  all daily trade activity;

               (iii)Compute, as appropriate,  each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

               (iv) Review  daily the net asset value  calculation  and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations;

               (v) Report to the Trust the daily market pricing of securities in money market funds, if any, with the comparison to the amortized cost basis;

               (vi) Determine   unrealized   appreciation  and  depreciation  on
                    securities held in variable net asset value Funds;

               (vii)Amortize   premiums  and  accrete  discounts  on  securities
                    purchased at a price other than face value, if requested by the Trust;

               (viii) Update fund accounting system to reflect rate changes,  as received from a Fund's investment adviser, on variable interest rate instruments;

               (ix) Post Fund transactions to appropriate categories;

               (x) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

               (xi) Determine the  outstanding  receivables and payables for all
                    (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

               (xii)Provide  accounting  reports in connection  with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

               (xiii) Provide such  periodic  reports as the parties shall agree upon, as set forth in a separate schedule.

          (c)  Specia1 Resorts and Services.

               (i) ICA may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

               (ii) ICA may provide such other similar  services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (d) Additional Accounting Services. ICA shall also perform the following additional accounting services for each Fund:

               (i)  Provide accounting information for the following:

                    (A) federal and state income tax returns and federal excise tax returns;

                    (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                    (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

                    (D) registration statements on Form N-I A and other filings relating to the registration of Shares;

                    (E) the Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                    (F)  annual audit by the Trust's auditors; and

                    (G)  examinations performed by the SEC.

          (c) Perform all other accounting functions that are usual and customary for mutual fund accounting service agents which will allow the Trust to comply with the various Securities Acts and Rules thereunder, together with such other reports and services as may be from time to time requested by the Board of Trustees and mutually agreed upon by ICA and the Trust.

     1.03. In the performance of these services, ICA agrees that it shall act in good faith and with due diligence and prudence consistent with the highest standards that are usual and customary for mutual fund accounting services agents.

     1.04. ICA shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

2. COMPENSATION OF ICA

     In consideration of the services to be performed by ICA as set forth herein, ICA shall be entitled to receive, and the Trust agrees to pay, the fees as well as all reasonable out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A. ICA agrees that it shall look only to the assets of the Fund to satisfy fees earned and expenses incurred by ICA.

3. LIMITATION OF LIABILITY OF ICA AND INDEMNIFICATION

     3.01. ICA may rely upon the advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted, and for any actions reasonably taken in good faith reliance upon such statements and without negligence or misconduct, ICA shall not be liable to anyone.

     3.02. ICA shall be liable to the Trust for any losses arising out of any act or omission in the course of its duties, the negligence, misfeasance, bad faith of ICA or breach of the agreement by ICA or disregard of ICA's obligations and duties under this agreement or the willful violation of any applicable law or inaccurate information supplied by pricing agents selected by ICA.

     3.03. ICA, the Trust and their respective shareholders, officers, director, trustees, employees and agents (each an "Indemnified Party") and each of ICA and the Trust (each an "Indemnifying Party") agree to the following indemnifications:

     (a) ICA shall indemnify and hold the Trust, its officers, directors, employees, shareholders and agents harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to the Trust by ICA, provided that this indemnification shall not extend to inaccurate information supplied by pricing agents selected by the Trust or in circumstances where ICA has acted in accordance with the standard of care established in Sections 1.03 or 3.02 of this Agreement the Trust shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by ICA and ICA shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by the Trust or in circumstances where ICA has acted in accordance with the standard of care established in Sections 1.03 or 3.02 of this Agreement.

     (b) Except as may otherwise be provided by applicable law, the Trust shall hold ICA and its officers, directors, employees, shareholder and agents harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to ICA by the Trust, provided that this indemnification shall not extend to inaccurate information supplied by pricing agents selected by ICA or in circumstances where ICA has failed to act in accordance with the standard of care established in Section
1.03 or 3.02.

     (c) In seeking indemnification hereunder, ICA or the Trust, as the case may be ("Indemnified Party") shall promptly notify the party from whom indemnification is sought ("Indemnifying Party") of the assertion of a claim for which the Indemnifying Party may be required to indemnify the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments regarding such claim. The Indemnifying Party shall have the option to participate in the defense of such claim. An Indemnified Party in no case shall confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party's prior written consent.

4. ACTIVITIES OF ICA

     The services of ICA under this Agreement are not to be deemed exclusive, and ICA shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. ACCOUNTS AND RECORDS

     ICA shall keep and maintain on behalf of the Trust all books and records which the Trust and ICA are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rule 31a-1 under the 1940 Act relating to the maintenance of books and records in connection with the services to be provided hereunder. The accounts and records maintained by ICA shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved (including the electronic or computerized format in which such accounts and records have been maintained). ICA shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. ICA shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-2 under the 1940 Act. In case of any request or demand for the inspection of such records by another party, ICA will notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. ICA reserves the right, however, to exhibit such records to any person whenever it is advised by its counsel that it may be held liable for the failure to do so unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify ICA against such liability and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

6. CONFIDENTIALITY

     ICA agrees that it will, on behalf of itself and its officers and employees, treat all information obtained pursuant to, and all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

7. DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date hereof and shall remain in force for an indefinite period, provided that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon thirty (30) days prior written notice.

     Should the Trust exercise its right to terminate, all expenses incurred by ICA associated with the movement of records and material will be borne by the Trust. Such expenses will include all out-of-pocket expenses and the reasonable cost of all time incurred to train or consult with the successor fund accounting agent with regard to the transfer of fund accounting responsibilities unless such termination results because of the breach of the standards set forth in paragraphs 1.03 or 3.02.

8. AMENDMENTS TO THIS AGREEMENT

     This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

9. MERGER OF AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

10. NOTICES

     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:                               To ICA:

Rochdale Investment Trust                   ICA Fund Services Corp.
570 Lexington Avenue                        4455 E. Camelback Road, Suite 26lE
New York, NY 10022-6837                     Phoenix, AZ 85018

11. SYSTEMS AND INSURANCE.

     ICA represents and warrants that: it maintains adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of computer or other equipment failures beyond its reasonable control, ICA shall use its best efforts to minimize service interruptions. ICA represents and warrants that the various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. ICA further represents the various procedures and systems which ICA has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and ICA's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. ICA will provide to the Trust on request certified copies of documents evidencing insurance coverage information and backup systems procedures and shall, in any event, notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. ICA shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by ICA under its insurance coverage.

12. MISCELLANEOUS.

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     (c) This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Delaware. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


ROCHDALE INVESTMENT TRUST                        ICA FUND SERVICES CORP.
By:   /s/ Carl Acebes                            By:    /s/ Eric Banhazl
Name: Carl Acebes                                Name:  Eric Banhazl
Title:Chairman and Trustee                       Title: Vice President